Exhibit 10.20

Mr. Guru Pai

7 Technology Park Dr.

Westford, MA 01886

February 18, 2010

Dear Guru:

This letter confirms that, effective February 8, 2010 (the “Commencement Date”), you have assumed the role of Executive Vice President and Chief Operating Officer (“COO”) of Sonus, Inc. (the “Company”).  Your duties as COO will be as determined by the Chief Executive Officer from time to time.  In this position, you will receive:

1.             Base Salary.          An increase in your base salary from $275,000 to $375,000, effective as of February 8, 2010.

2.             Target Bonus.       Subject to the applicable plan or program in effect at the time, a bonus at target equal to seventy percent (70%) of your then current base salary.

3.             Stock Option Grants.  You will be granted non-qualified options to purchase 365,000 shares of common stock of the Company, $.001 par value per share (the “Common Stock”), under the Company’s 2007 Stock Incentive Plan, as Amended (the “Plan”), subject to the terms of the Plan and the terms of a stock option agreement to be entered into between you and the Company, which shall reflect the terms of this letter.  The grant date will be on the earliest 15th day of the month that next follows the Commencement Date or the first business day thereafter if that day is not a business day or is a bank holiday.  The per share exercise price will be the per share closing price of the Common Stock on such grant date.  Subject to the provisions of this letter, the option shall vest and become exercisable as follows: (i) 25% of the shares of Common Stock (91,250 shares) shall vest on the first anniversary of the Commencement Date and (ii) the remaining 75% of the shares of Common Stock (273,750 shares) shall vest in equal monthly increments thereafter through the fourth anniversary of the Commencement Date.

4.             Restricted Stock Grants; Performance Stock Grants.  You will be granted restricted shares of Common Stock as follows:

(a)           You will be granted 175,000 restricted shares of Common Stock (the “Restricted Shares”) under the Plan, subject to the terms of the Plan and a restricted stock agreement to be entered into between you and the Company, which shall reflect the terms of this Agreement (the “Restricted Stock Agreement”).  The grant date will be on the earliest 15th day of a month that next follows the Commencement Date or the first business day thereafter if that day is not a business day or is a bank holiday (the “Restricted Shares Grant Date”).  The Restricted Shares shall vest as follows: (i) 25% of the Restricted Shares (43,750 shares) shall vest on the first anniversary of the Commencement Date and (ii) 75% of the Restricted Shares (131,250 shares) shall vest in six equal increments semi-annually thereafter through the fourth anniversary of the Commencement Date.

(b)           In addition to the grant of Restricted Shares, you will also be eligible to receive 175,000 restricted shares of Common Stock (the “Performance Shares”), subject to the terms of the Plan and the Restricted Stock Agreement.  The grant of Performance Shares shall be conditioned upon your achievement and/or the Company’s achievement (as determined by the Chief Executive Officer) of certain performance metrics during your employment with the Company.  The grant date of Performance Shares, if applicable, will be on the earliest 15th day of a month that next follows the month that the performance metrics are determined to have been met, if at all, or the first business day thereafter if that day is not a business day or is a bank holiday.  The Performance Shares shall vest in full on the date of such grant.

You are, and will remain, an employee at will; nothing in this letter constitutes a guaranty of employment for any particular period.  Except as modified by this letter, the terms of your employment letter dated December 11, 2008 shall remain in full force and effect.

Sincerely,

/s/ Kathy Harris

Kathy Harris
VP of Human Resources

ACCEPTED:

/s/ Guru Pai

Guru Pai

Date:	2/18/10